Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 82 to the Registration Statement of Deutsche DWS Money Funds (formerly Deutsche Money Funds) (Form N-1A, No. 002-51992) of our report dated September 21, 2018 on the financial statements and financial highlights of DWS Money Market Prime Series Fund (formerly Deutsche Money Market Prime Series Fund) (one of the Funds constituting Deutsche DWS Money Funds), included in the Fund’s Annual Report for the fiscal year ended July 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 21, 2018